EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
dated as of February 6, 2007
by and among
WELLCO ENTERPRISES, INC.,
WASATCH MERGER SUB, INC.
and
WASATCH BOOT HOLDINGS, INC.

TABLE OF CONTENTS

ARTICLE 1
THE MERGER

1.01 The Merger	1
1.02 Effective Time	2
1.03 Effects of the Merger	2
1.04 Articles of Incorporation and Bylaws of the Surviving Corporation	2
1.05 Directors	2
1.06 Officers	2
1.07 Closing	2
1.08 Additional Actions	2

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB

2.01 Effect on Shares of Capital Stock	3
2.02 Options; Stock Plans	4
2.03 Payment for Common Shares and Options in the Merger	5
2.04 Adjustments	7

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01 Organization and Qualification	7
3.02 Charter Documents and Bylaws	8
3.03 Capitalization	8
3.04 Authority Relative to this Agreement	8
3.05 Company Subsidiaries	9
3.06 No Violation; Required Filings and Consents	9
3.07 SEC Reports and Financial Statements	10
3.08 Compliance with Applicable Laws	11
3.09 Absence of Certain Changes or Events	11
3.10 Change of Control	13
3.11 Litigation	13
3.12 Information in Proxy Statement	13
3.13 Benefit Plans	14
3.14 Taxes	15
3.15 Intellectual Property	17
3.16 Licenses and Permits	18
3.17 Material Contracts	18
3.18 Environmental Laws	19
3.19 Opinion of Financial Advisor	20
3.20 Brokers	20
3.21 Special Committee and Company Board Recommendations	20
3.22 Required Shareholder Vote	20
3.23 Properties and Assets	20
3.24 Labor Matters	21

3.25 Insurance	21
3.26 Government Contract and Regulatory Matters	22
3.27 State Takeover Statutes	25

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

4.01 Organization and Qualification	25
4.02 Charter Documents and Bylaws	26
4.03 Authority Relative to this Agreement	26
4.04 No Violation; Required Filings and Consents	26
4.05 Litigation	27
4.06 Brokers	27
4.07 Beneficial Ownership of Common Shares	27
4.08 Information Supplied	27
4.09 Ownership and Operations of Merger Sub	27
4.10 Other Agreements	27
4.11 Financing	27

ARTICLE 5
COVENANTS

5.01 Interim Operations	28
5.02 Shareholders’ Meeting	31
5.03 Filings and Consents	32
5.04 Access to Information	32
5.05 Notification of Certain Matters	33
5.06 Public Announcements	33
5.07 Indemnification; Directors’ and Officers’ Insurance	33
5.08 Further Assurances; Reasonable Efforts	35
5.09 No Solicitation	35
5.10 Third Party Standstill Agreements	37
5.11 SEC Reports	37
5.12 Delisting	38
5.13 Cooperation with Financing	38
5.14 Shareholder Litigation	38
5.15 Conveyance Taxes	38
5.16 Special Meeting	38
5.17 State Takeover Laws	39
5.18 Employee Matters	39

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.01 Conditions to the Obligations of Each Party	39
6.02 Conditions to Obligations of Merger Sub and Parent	40
6.03 Conditions to Obligation of the Company	41

ARTICLE 7
TERMINATION

7.01 Termination by Mutual Consent	42
7.02 Termination by Merger Sub, Parent or the Company	42
7.03 Termination by Merger Sub and Parent	42
7.04 Termination by the Company	43
7.05 Effect of Termination	43

ARTICLE 8
MISCELLANEOUS

8.01 Payment of Fees and Expenses	44
8.02 Survival	45
8.03 Modification or Amendment	45
8.04 Entire Agreement; Assignment	45
8.05 Validity	45
8.06 Notices	45
8.07 Governing Law	46
8.08 Descriptive Headings	46
8.09 Counterparts	46
8.10 Certain Definitions. As used in this Agreement:	46
8.11 Specific Performance	47
8.12 Company Disclosure Schedule	47
8.13 Extension; Waiver	47
8.14 Third-Party Beneficiaries	47
8.15 Severability	47

Exhibits

Exhibit 1.02	Articles of Merger

Exhibit 1.04(a)	Articles of Incorporation of the Surviving Corporation

Exhibit 2.02(c)	Form of the Option Holder Written Acknowledgment

Exhibit 3.19	Opinion of Financial Advisor

Exhibit 5.06	Form of Press Release

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 6, 2007, is entered into by and among Wellco Enterprises, Inc., a North Carolina corporation (the “Company”), Wasatch Merger Sub, Inc., a North Carolina corporation (the “Merger Sub”) and Wasatch Boot Holdings, Inc., a Delaware corporation (“Parent”). Merger Sub is a wholly owned direct or indirect subsidiary of Parent.
RECITALS
     WHEREAS, a special committee (the “Special Committee”) of the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has unanimously recommended that the Company Board approve and adopt this Agreement and the transactions contemplated hereby (the “Transactions”), and recommend the Merger (as defined below) to the shareholders of the Company, and has received a written opinion of the Financial Advisor (as defined in Section 3.19) as set forth in Section 3.19 herein;
     WHEREAS, the Company Board, based upon the recommendation of the Special Committee, at a meeting duly called and held, has (i) declared the advisability of this Agreement and the Transactions and approved and adopted this Agreement and the Transactions, including the Merger, in accordance with the NCBCA and the Company’s articles of incorporation and bylaws, and (ii) subject to the provisions of Section 5.02 hereof, resolved to recommend that the shareholders of the Company approve this Agreement and the Merger.;
     WHEREAS, the Special Committee, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and the North Carolina Business Corporation Act, as amended (the “NCBCA”), whereby (i) each issued and outstanding share of the common stock, par value $1.00 per share (the “Common Shares”), of the Company, other than Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(d)), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)) and, (ii) each Option (as defined in Section 2.02(a)) shall be converted into the right to receive the Merger Consideration that the holder of such Option would have been entitled to receive, if any, assuming such holder had exercised such Option immediately prior to the consummation of the Merger, all as more particularly set forth in Section 2.02(b);
     WHEREAS, the Company, Merger Sub and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE 1
THE MERGER
     1.01 The Merger. At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the NCBCA, Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation

(sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of North Carolina.
     1.02 Effective Time. On the Closing Date (as defined in Section 1.07), and provided that this Agreement has not been terminated or abandoned pursuant to Article 7 hereof, the Company and Merger Sub will cause Articles of Merger in the form attached hereto as Exhibit 1.02 (the “Articles of Merger”) to be duly executed and filed, in the manner required by the NCBCA, with the Secretary of State of the State of North Carolina, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the “Effective Time.”
     1.03 Effects of the Merger. The Merger shall have the effects set forth in the NCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.04 Articles of Incorporation and Bylaws of the Surviving Corporation.
          (a) The Articles of Incorporation of the Company shall be amended in the Merger to read in its entirety as set forth as Exhibit 1.04(a) attached hereto and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.
          (b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with the provisions thereof and hereof and applicable law.
     1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Articles of Incorporation and Bylaws.
     1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     1.07 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, CA 94104, as promptly as practicable but in no event later than the third business day following the satisfaction (or waiver if permissible) of the conditions set forth in Article 6 or (ii) at such other place and time and/or on such other date as the Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
     1.08 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB
     2.01 Effect on Shares of Capital Stock.
          (a) Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any) shall be canceled and extinguished and converted into the right to receive $14.00 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, upon the surrender of the certificate formerly representing such Common Share in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence.
          (b) Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Merger Sub or any of its affiliates immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (c) Capital Stock of Merger Sub. As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub capital stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation capital stock into which the shares of Merger Sub capital stock formerly represented thereby shall have been converted pursuant to the terms hereof.
          (d) Dissenting Shares. If, at the record date for determining holders of Common Shares entitled to vote at the Shareholders Meeting (as defined below), the Common Shares are neither listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. nor held by at least 2,000 record holders, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Shareholder”) who has not voted such Common Shares in favor of the Merger and who has properly submitted a notice of intent to demand payment for such Common Shares in accordance with Article 13 of the NCBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Article 13 of the NCBCA, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to payment under Article 13 of the NCBCA. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to payment for Dissenting Shares in accordance with Article 13 of the NCBCA, such former Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Merger Sub prompt notice of any notices of intent to demand payment and payment demands pursuant to Article 13 of the NCBCA received by the Company, withdrawals of such demands and any other instruments served pursuant to Article 13 of the NCBCA and received by the Company, and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such payment demands.
     2.02 Options; Stock Plans.
          (a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted to any current or former employee or director of the Company or any subsidiary of the Company or any other person under any stock option plan or similar plan of the Company or in connection with any employment, consulting or other agreement with the Company or any subsidiary of the Company prior to the date hereof (including, without limitation, the 1997 Stock Option Plan for Key Employees of Wellco Enterprises, Inc., the 1997 Stock Option Plan for Non-Employee Directors of Wellco Enterprises, Inc., the 1999 Stock Option Plan for Key employees of Wellco Enterprises, Inc., and the 1999 Stock Option Plan for Non-Employee Directors of Wellco Enterprises, Inc.) (collectively, the “Stock Plans”).
          (b) At or immediately prior to the Effective Time, each unexercised, then outstanding Option, shall be canceled and Parent shall pay or shall cause the Surviving Corporation to pay each holder thereof at or promptly after the Effective Time for each such Option surrendered for cancellation and accompanied by an acknowledgement in the form attached hereto as Exhibit 2.02(c) (an “Option Cancellation Acknowledgement”) an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the applicable exercise price per share of such Option by (ii) the number of Common Shares such holder could have purchased under such Option had such holder exercised such Option in full immediately prior to the Effective Time. The Company represents and warrants to Parent and Merger Sub that the Compensation Committee of the Company Board has adopted resolutions providing that each outstanding and exercisable Option shall, at the Effective Time, be adjusted, as provided in the applicable Stock Plan, to be exercisable to acquire the Merger Consideration, without any interest, for each Common Share for which such Option could have been exercised immediately prior to the Effective Time and shall not be exercisable to acquire any Common Shares or any equity interest in the Surviving Corporation at or after the Effective Time, and that each outstanding and unexercisable Option shall, at the Effective Time, be cancelled and shall not be exercisable to acquire any Common Shares or any equity interest in the Surviving Corporation at or after the Effective Time, which resolution has not been modified or rescinded, and the Company agrees that such resolution shall not be modified or rescinded during the term of this Agreement without Parent’s prior consent.
          (c) Prior to the Effective Time, the Company shall obtain Option Cancellation Acknowledgements from all holders of Options. Any such Option Cancellation Acknowledgement, once obtained, shall not be amended or modified by the Company without Parent’s prior consent.

          (d) Prior to the Effective Time, the Company shall take all actions reasonably requested by Parent (including, if appropriate, amending the terms of the relevant Stock Plans or amending or waiving relevant agreements providing for vesting conditions on Common Shares or Options therefor) that are necessary to give effect to the transactions contemplated by this Section 2.02.
          (e) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company or as may be necessary to administer Options remaining outstanding following the Effective Time, the Stock Plans shall terminate effective as of the Effective Time and no participant in the Stock Plans shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any subsidiary of any of the foregoing.
     2.03 Payment for Common Shares and Options in the Merger.
          (a) At or prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent, registrar and transfer agent (the “Agent”) for the purpose of paying aggregate Merger Consideration upon surrender of certificates representing, immediately prior to the Effective Time, Common Shares. Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, in trust with the Agent for the benefit of the holders of Common Shares, cash in an aggregate amount equal to the product of (i) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (ii) the Merger Consideration (such aggregate amount being hereinafter referred to as the “Payment Fund”). For purposes of determining the aggregate amount of cash to be deposited by Parent pursuant to this
Section 2.03(a), Parent shall assume that no holder of Common Shares will perfect its right to payment for its Common Shares under Article 13 of the NCBCA. The Agent shall make the payments provided for in Section 2.01 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the Surviving Corporation). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.
          (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the “Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.
          (c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, only the right to receive an amount in cash equal to the Merger

Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.
          (d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.
          (e) Any portion of the Payment Fund (including any amounts that may be payable to the former shareholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former shareholders of the Company upon the first anniversary of the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look only to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such shareholders. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon.
          (f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash or other consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered upon the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.06(b)) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.
          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
          (h) Required Withholding. Each of the Agent, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or, Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     2.04 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Options outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule delivered by the Company to Merger Sub and Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to each of Merger Sub and Parent as of the date hereof and as of the Effective Time that:
     3.01 Organization and Qualification. Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company and each of its subsidiaries is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or formation, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any effect, circumstance, event, fact, transaction or occurrence that (i) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any Excluded Matters or (ii) prevents, or is reasonably likely to prevent, the Company’s performance in all material respects of its obligations hereunder or its consummation of the Transactions in accordance with the terms hereof. As used in this Agreement, “Excluded Matters” means any one or more of the following: (i) any change in economic conditions or any change in the industry in which the Company or any of its subsidiaries operate which do not have a disproportionate effect on the Company and its subsidiaries taken as a whole; (ii) a change in the market price or trading volume of the Common Shares; provided, however, that the underlying circumstances giving rise to such changes in market price or trading volume may be taken into account unless otherwise excluded pursuant to this paragraph; (iii) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (iv) any effect, change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or any other similar event to the extent that such effect, change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its subsidiaries taken as a whole; (v) any effect, change, event, occurrence or circumstance to the extent resulting from the announcement of this Agreement; (vi) the failure of the Company to meet internal expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to other clauses of this paragraph); and (vii) any effect, change, event, occurrence or circumstance resulting from any action taken by the Company or its subsidiaries to comply with the express requirements of this Agreement. Notwithstanding anything to the contrary in this Agreement, any of the events described in Section 3.01 of the Company Disclosure Schedule shall constitute a Company Material Adverse Effect.

     3.02 Charter Documents and Bylaws. The Company has heretofore furnished to Merger Sub a complete and correct copy of the articles of incorporation and the bylaws of the Company in full force and effect as of the date hereof. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws. The Company has heretofore made available to Merger Sub a complete and correct copy of the articles of incorporation and the bylaws (or equivalent organizational documents) of each subsidiary of the Company in full force and effect as of the date hereof. No subsidiary of the Company is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).
     3.03 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 3,000 shares of five percent (5%) cumulative convertible preferred stock, par value $100.00 per share (the “Preferred Stock”) and (ii) 2,000,000 Common Shares. As of the date of this Agreement, (i) no shares of Preferred Stock were issued and outstanding or held by the Company in treasury, (ii) 1,270,746 Common Shares were issued and outstanding, (iii) 52,500 Common Shares were reserved for issuance pursuant to the Stock Plans, of which 52,500 Common Shares are subject to outstanding Options, and (iv) no Common Shares were held by the Company in its treasury. Except as set forth in this Section 3.03, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character relating to (including, without limitation, any “poison pill” or rights agreement or similar agreement), the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, exercise price and number of Common Shares issuable upon exercise of each such Option. All outstanding Options are exercisable. All Common Shares subject to such Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as set forth on Section 3.03(a) of the Company Disclosure Schedule, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments, obligating any subsidiary of the Company to issue, transfer or sell any shares of its capital stock or other equity interests. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.
          (b) Other than as set forth on Section 3.03(b) of the Company Disclosure Schedule, there are no shareholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board.
     3.04 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and, except for the Requisite Shareholder Approval (as defined below), to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the Requisite Shareholder

Approval). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub, Parent and all other persons party thereto) constitutes and will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity. Assuming the accuracy of the representations of Merger Sub and Parent in Section 4.04 hereof, the only action required to be taken by the shareholders of the Company in order to consummate the Merger is the approval of this Agreement and the Merger, by the affirmative vote of a majority of the outstanding Common Shares entitled to vote thereon (the “Requisite Shareholder Approval”).
     3.05 Company Subsidiaries. Section 3.05 of the Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company, the name and location of the business owned or operated by each such subsidiary and the jurisdiction in which each such subsidiary is incorporated or organized. Section 3.05 of the Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the holder or holders of such shares. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.
     3.06 No Violation; Required Filings and Consents.
          (a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate any provision of the Company’s articles of incorporation or bylaws or conflict with or violate any provision of the articles of incorporation or bylaws or equivalent organization documents of any subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the Company or any of its subsidiaries is bound or affected, (iii) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to the Company or any such subsidiary or their respective properties or assets (each, a “Contract” and, collectively, “Contracts”) or (iv) result in the creation or imposition of a lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”) on any asset of the Company or any subsidiary of the Company, except in the case of clauses (ii), (iii) and (iv) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (b) Other than as set forth in Section 3.06(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance of this

Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or quasi-governmental agency, department, bureau, office, commission or other unit of the government of the United States of America or of any of its respective States or local units of government thereof, or of a foreign sovereign or of a provincial, regional or metropolitan government thereof (“Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), the American Stock Exchange (“AmEx”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules and regulations thereunder, any required filings pursuant to applicable foreign competition laws and filing and recordation of appropriate documents for the Merger as required by the NCBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.
     3.07 SEC Reports and Financial Statements.
          (a) The Company has filed all forms, reports, statements, schedules and other documents (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, except, solely with respect to SEC Reports required to be filed prior to January 1, 2003, where the failure to make any such filing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Merger Sub copies of all such SEC Reports. The SEC Reports, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the “Future SEC Reports”), (i) were and will be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading, except, solely with respect to SEC Reports required to be filed prior to January 1, 2003, for any failure which would not, individually or in the aggregate, have a Company Material Adverse Effect. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole).
          (c) The management of the Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Company

Board (A) all significant deficiencies in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any such disclosure made by management to the Company’s auditors and audit committee is set forth in Section 3.07(c) of the Company Disclosure Schedule.
          (d) Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 (the “Balance Sheet Date”) (including the notes thereto) included in the SEC Reports); (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) for performance under contracts in accordance with their respective terms and conditions; and (iv) under this Agreement.
          (e) None of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its subsidiaries, and, except as set forth in the SEC Reports, since January 1, 2003, there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect;
          (f) The Company has heretofore furnished or made available to Merger Sub a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to the SEC Reports pursuant to either the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.
     3.08 Compliance with Applicable Laws. Neither the Company nor any of its subsidiaries is in material violation of any Order (as defined in Section 6.01(b)) of any Governmental Entity or any Law of any Governmental Entity applicable to the Company or any subsidiary of the Company or any of their respective properties or assets, and the business operations of the Company and its subsidiaries have been conducted in material compliance with all Laws of each Governmental Entity.
     3.09 Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Company Disclosure Schedule or as contemplated by this Agreement, since July 1, 2006, the Company and its subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:
          (a) any effect, event, or change which has had, or could reasonably be expected to have, a Company Material Adverse Effect.
          (b) any material change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in the rules and regulations of the SEC or in United States generally accepted accounting principles;
          (c) any material revaluation by the Company or any of its subsidiaries of a material asset (including, without limitation, any material writing down of the value of inventory or material writing-off of notes or accounts receivable);

          (d) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;
          (e) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of the Company’s capital stock or any redemption, purchase or other acquisition of any of the Company’s securities other than the declaration and payment of a cash dividend of $0.10 per Common Share paid by the Company on January 5, 2007;
          (f) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
          (g) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;
          (h) any issuance by the Company or any of its subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any Common Shares pursuant to the exercise of any Options in existence prior to the date hereof;
          (i) any material incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;
          (j) any creation or assumption by the Company or any of its subsidiaries of any material Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;
          (k) any making of any loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries and except for cash advances to employees for reimbursable travel and other reasonable business expenses, in each case made in the ordinary course of business consistent with past practice;
          (l) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or any other event, change, circumstance or state of facts that has had or is reasonably likely to have a Company Material Adverse Effect;
          (m) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 3.13(b)) covering current or former employees, officers or directors of the Company or any of its subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its subsidiaries or any other employee earning noncontingent cash compensation in excess of $100,000 per year;

          (n) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any director or officer of the Company or any of its subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business;
          (o) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement as of July 1, 2006 or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or
          (p) any authorization of, or agreement by the Company or any of its subsidiaries to take, any of the actions described in this Section 3.09, except as expressly contemplated by this Agreement.
     3.10 Change of Control.
          (a) Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Transactions will not constitute a “change of control” under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any Contract or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound that would reasonably be expected to have a Company Material Adverse Effect.
          (b) Section 3.10 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any employee of the Company or any of its subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the “Change of Control Payments”).
     3.11 Litigation. Except as set forth in the SEC Reports or in Section 3.11 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity and to the knowledge of the Company there is no governmental or regulatory investigation pending against the Company or any of its subsidiaries that if decided adversely to the Company and its subsidiaries would be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
     3.12 Information in Proxy Statement.
          (a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Shareholder Meeting, will, when filed (or as supplemented or amended sufficiently in advance of the Shareholder Meeting), comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent specifically for use therein.

          (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent specifically for use therein.
     3.13 Benefit Plans.
          (a) Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exist no employment, consulting, severance or termination agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, officer or director of the Company or any of its subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $150,000.
          (b) Section 3.13(b) of the Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other benefit plans and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or with respect to which the Company, to the knowledge of the Company, has any liability (collectively, the “Benefit Plans”). The Company has delivered or made available to Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.
          (c) Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the laws commonly referred to as “GUST”), and no such determination letter has been revoked. To the knowledge of the Company, there is no reasonable basis for the revocation of any such determination letter.
          (d) Except as disclosed in Section 3.13(d) of the Company Disclosure Schedule, none of the Benefit Plans is, and none of the Company or any of its subsidiaries has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). There are no unpaid contributions, premiums or other payments due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has incurred any material liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any material liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan.
          (e) None of the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any material liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, except as disclosed in the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit or claim pending, other than routine claims for benefits.
          (f) Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any obligation to provide any health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).
     3.14 Taxes.
          (a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed or has caused to be timely filed on its behalf (after taking into account any extension of time within which to file) all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it for which the last day for timely filing has past, and all other material Tax Returns required to be filed by it, and each such Tax Return has been prepared in compliance with all applicable laws and regulations and is true and correct in all material respects; (ii) the Company and each of its subsidiaries has paid (or the Company has paid on behalf of its subsidiaries) all material Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company’s financial statements for payment of all Taxes that have not been paid, whether or not shown as due and payable on any Tax Return, in respect of all taxable periods or portions thereof ending on or before the date hereof; and (iii) neither the Company nor any of its subsidiaries has incurred any material liability for Taxes subsequent to the Balance Sheet Date other than in the ordinary course of the Company’s or such subsidiary’s business.
          (b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule: (i) no Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its subsidiaries; (ii) each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iii) there are no Liens for Taxes upon the assets of the Company or any of its subsidiaries, except Liens relating to current Taxes not yet due and payable; (iv) all Taxes which the Company or any of its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction.
          (c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).
          (d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, each of the Company and its subsidiaries has made available to Merger Sub and Parent true, correct and complete copies of all federal and state income Tax Returns and all other material Tax Returns, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries that have been filed by or submitted to any of the Company or any of its subsidiaries for all taxable years not barred by the statute of limitations.
          (e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its subsidiaries, (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise or (iv) has any material liability for the Taxes of any Person (other than the Company or the subsidiaries of the Company) or in connection with the acquisition, directly or indirectly, of any Person acquired by the Company or any of its subsidiaries.
          (f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing statement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (g) None of the Company or any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (897)(c)(1)(A)(ii) of the Code.

          (h) As used in this Section 3.14, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (B) any liability of the Company or any of its subsidiaries for payments of a type described in clause (A) as a result of (I) any obligation of the Company or any of its subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) “Tax Return” means any report, return or other information or document required to be supplied to or filed with a taxing authority in connection with Taxes.
     3.15 Intellectual Property.
          (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company and each of its subsidiaries own and possess, free and clear of any Liens, or have a valid and enforceable license to use, all material Intellectual Property (as defined below) necessary for the operation of their respective businesses as currently conducted. As used in this Agreement, the term “Intellectual Property” means: (i) registered and unregistered trademarks, service marks, slogans, trade names, corporate domain names, logos and trade dress (including the good will associated with each); (ii) patents, patent applications and invention disclosures; (iii) registered and unregistered copyrights, copyrightable works and mask works, including, but not limited to, copyrights in software and databases; (iv) computer software (including source code, object code, data, databases and related documentation); and (v) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, methods, devices, technology, trade secrets, proprietary information, know-how, specifications, flowcharts, blueprints, schematics, protocols, programmer notes, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and all other intellectual property rights of any kind or nature.
          (b) Section 3.15(b) of the Company Disclosure Schedule sets forth a complete list of all: (i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any of its subsidiaries; (ii) all trade names, domain names and material unregistered trademarks, service marks and copyrights owned or used by the Company or any of its subsidiaries; and (iii) all agreements pursuant to which the Company or any of its subsidiaries has obtained or granted the right to use any Intellectual Property (other than licenses of mass-marketed software acquired or licensed for a license fee of less than $100,000 per annum) (the items listed in this clause (iii) being collectively referred to herein as “License Agreements”). Except as noted in Section 3.15(b) of the Company Disclosure Schedule, the Company and its subsidiaries own and possess all right, title and interest in and to the items listed in clauses (i) and (ii) of the preceding sentence.
          (c) Neither the Company nor any of its subsidiaries has materially infringed, misappropriated or otherwise conflicted with and the operation of the Company’s and its subsidiaries’ businesses as currently conducted, does not materially infringe, misappropriate or otherwise conflict with the Intellectual Property rights of others, and, except as set forth in Section 3.15(c) of the Company Disclosure Schedule, since July 1, 2004 neither the Company nor any of its subsidiaries has received any notice of infringement or misappropriation of or conflict with asserted Intellectual Property rights of others. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its subsidiaries is currently outstanding or, to the knowledge of the Company, is threatened. To the knowledge of the Company, the Intellectual Property owned by the Company or any of its subsidiaries has not been materially infringed or misappropriated by other Persons. All of the Intellectual Property owned or used by the Company or any of its subsidiaries as of the date hereof will be owned or available for use by the Company or such subsidiary on identical terms and conditions immediately subsequent to the Closing. The Company and each of its subsidiaries has taken reasonable actions to maintain and protect its Intellectual Property.
          (d) Neither the Company nor any of its subsidiaries have done anything to compromise the secrecy, confidentiality, validity, enforceability, ownership or value of any of the Intellectual Property required to conduct their respective businesses. Each consultant having access to Intellectual Property of the Company or its subsidiaries, or performing work that reasonably requires assignment of inventions to the Company or its subsidiaries, has, to the knowledge of the Company, executed a confidentiality and assignment agreement restricting the disclosure of the Company’s or its subsidiaries’ Intellectual Property. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, to the knowledge of the Company, no employees, officers, or consultants of the Company or any of its subsidiaries, past or present, is in violation of any such agreement. No prior or current employee, officer or consultant of the Company or any of its subsidiaries has asserted any ownership interest in any Intellectual Property used by the Company or its subsidiaries in the operation of their respective businesses.
     3.16 Licenses and Permits. The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (“Permits”) necessary for the Company and its subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted except where failure to maintain such Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened that would reasonably be expected to have a Company Material Adverse Effect. None of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions that would reasonably be expected to have a Company Material Adverse Effect.
     3.17 Material Contracts.
          (a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of (i) each Contract which is likely to involve payment or receipt of annual consideration of more than $500,000, in the aggregate, over the remaining term of such Contract, (ii) all Contracts or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture, (iii) all joint venture or other similar agreements to which the Company or any of its subsidiaries is a party, (iv) all lease agreements to which the Company or any of its subsidiaries is a party with annual lease payments in excess of $100,000, (v) Contracts under which the Company or any of its subsidiaries has advanced or loaned any other Person or entity an amount in excess of $250,000, other than advances or loans among the Company and its wholly owned subsidiaries, (vi) Contracts or groups of related Contracts with the same party or group of parties requiring the payment or receipt of $100,000 or more per year which are not cancelable by the Company on 30 days’ or less notice without premium or penalty or other cost of any kind or nature, (vii) warranty agreements with respect to the Company’s or its subsidiaries’ services rendered or products sold or leased, other than pursuant to the Company’s standard warranty, a true and complete copy of which has heretofore been provided or made available to Merger Sub, (viii) agreements under which the Company has granted any person or entity registration rights (including, without limitation, demand and piggy-back registration rights), (ix) agreements under which the Company or any of its subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company’s or any of its subsidiary’s properties or assets, and (x) Contracts containing non-compete covenants by the Company or any of its subsidiaries (the items described in clauses (i) through (x) hereof, collectively, the “Material Contracts”). The Company has made available to Merger Sub a correct and complete copy of each Material Contract listed in Section 3.17(a) of the Company Disclosure Statement.
          (b) Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is, nor, to the Company’s knowledge, is any other party, in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract or License Agreement (as defined in Section 3.15(b)) to which it is a party and (ii) to the Company’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a material default. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to the general principles of equity.
     3.18 Environmental Laws. Except as disclosed in Section 3.18 of the Company Disclosure Schedule:
          (a) The Company and its subsidiaries have at all times complied and are in compliance, in all material respects, with all Environmental Laws, which compliance includes maintenance, in all material respects, of all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of their facilities and properties and the operation of the businesses conducted by them, except, solely with respect to the period prior to January 1, 2001, where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any actual or alleged material violation of, or liability under, Environmental Laws with respect to their past or current operations, properties or facilities (other than any such notice, report or other information received prior to January 1, 2001 which has been resolved).
          (c) Except to the extent that the following could not, individually or in the aggregate, reasonably be expected to give rise to liabilities under Environmental Laws in excess of $100,000, none of the following exists at any property or facility owned or operated by the Company and its subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.
          (d) Except to the extent that the following could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) so as to give rise to any current or future liability or corrective or remedial obligation under any Environmental Laws.
          (e) Neither the Company nor any of its subsidiaries have assumed, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person under any Environmental Law.

          (f) The Company has furnished to Parent the most recent environmental audits, reports and all other documentation materially bearing on environmental, human health or safety liabilities, in each case relating to the past or current properties, facilities or operations of the Company, its subsidiaries, or predecessors, which are in their possession or under their reasonable control.
“Environmental Laws” shall mean, whenever in effect, all federal, state, local and foreign statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, workplace health and safety, and pollution or protection of the environment.
“Hazardous Substances” shall mean all materials, substances and wastes defined by or as to which liability or standards of conduct are imposed pursuant to Environmental Laws, including petroleum and any fraction thereof, asbestos, lead and polychlorinated biphenyls.
     3.19 Opinion of Financial Advisor. Soles Brower Smith & Co. (the “Financial Advisor”) has delivered to the Company Board its opinion, a copy of which is attached hereto as Exhibit 3.19.
     3.20 Brokers. Except for the Financial Advisor, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions. Prior to the execution hereof, the Company has made available to Parent a complete and correct copy of all agreements between the Company and any broker, finder or investment banker pursuant to which any such Person would be entitled to any payment relating the Transactions.
     3.21 Special Committee and Company Board Recommendations. The Special Committee has unanimously recommended that the Company Board approve and adopt this Agreement and the Transactions, including the Merger. Based upon the recommendation of the Special Committee, the Company Board, at a meeting duly called and held, has (i) declared the advisability of this Agreement and the Transactions and approved and adopted this Agreement and the Transactions, including the Merger, in accordance with the NCBCA and the Company’s articles of incorporation and bylaws, and (ii) subject to the provisions of Section 5.02 hereof, resolved to recommend that the shareholders of the Company approve this Agreement and the Merger.
     3.22 Required Shareholder Vote. Assuming the accuracy of the representations of Merger Sub and Parent set forth in Section 4.07 hereof, the Requisite Shareholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to approve the Merger, through the adoption of this Agreement, and the other Transactions.
     3.23 Properties and Assets. The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of Balance Sheet Date or acquired thereafter, free and clear of any Liens, except (i) as set forth in Section 3.23 of the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable, and (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries owns any real property, except as set forth in Section 3.23 of the Company Disclosure Schedule. The real property listed in Section 3.23 of the Company Disclosure Schedule constitutes all of the real property owned, used or occupied by the Company or any of its subsidiaries as of the date hereof. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective businesses, except for any failure to be in such condition that could not reasonably be expected to have a Company Material Adverse Effect. All leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real property are valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.
     3.24 Labor Matters. Except as set forth in Section 3.24 of the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees, (e) the Company and its subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (f) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (g) there is no grievance arising out of any collective bargaining agreement or other grievance procedure, (h) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or, to the knowledge of the Company, any other agency responsible for the prevention of unlawful employment practices, (i) there is no pending notice of the intent received by the Company or any of its subsidiaries from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (j) there are no complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.
     3.25 Insurance. Except as set forth in Section 3.25 of the Company Disclosure Schedule, the Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its subsidiaries. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in
Section 3.25 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of its subsidiaries has any disputed claim or claims aggregating $100,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.
     3.26 Government Contract and Regulatory Matters.
          (a) Section 3.26(a) of the Company Disclosure Schedule sets forth a current, complete and accurate list of all Government Contracts that have not expired and have not been terminated.
          (b) Section 3.26(b) of the Company Disclosure Schedule sets forth a current, complete and accurate list of expired or terminated Government Contracts that have been in performance within past five years or have otherwise been active in the past but have not been closed after receiving final payment.
          (c) Sections 3.26(a) and 3.26(b) of the Company Disclosure Schedule accurately report for each Government Contract the customer, contract number, contract award date, expiration or termination date, status (active, inactive or closed), payments due for work performed, and solely with respect to those Government Contracts required to be set forth in Section 3.26(a) of the Company Disclosure Schedule, the total net payments received.
          (d) Section 3.26(d) of the Company Disclosure Schedule sets forth a current, complete and accurate list of each unexpired Government Bid, together with the bid due date, anticipated award date, and the total price (or expected value in the case of flexibly-priced contracts).
          (e) There are no Vendor Government Subcontracts.
          (f) No Government Contract or Government Bid required to be listed in Sections 3.26(a), 3.26(b) or 3.26(d) of the Company Disclosure Schedule was awarded or premised on the basis of any qualification as a “small business concern,” “small disadvantaged business,” protégé status, or other preferential status (including but not limited to participation in preferential status programs such as the Historically Underutilized Business Zone (“HUBZone”) program and participation under Section 8(a) of the Small Business Act) or a “minority set-aside” or other “set aside” status (collectively, a “Preferred Bidder Status”). None of the Company’s expected sales volume or orders will be lost and their customer relations will not be damaged as a result of the Surviving Corporation’s continuing the operations of the Company without qualifying as a small business and without the benefit of any Preferred Bidder Status.
          (g) The Company does not have a national security clearance or have access to any classified information. No work has been performed or requested and no order has been issued under any Government Contract required to be listed in Section 3.26(a) or 3.26(b) of the Company Disclosure Schedule that requires any national security clearance or any access to any classified information either by the Company or its employees or subcontractors, and no Government Bid has been premised on the Company’s ability to obtain or maintain any such clearance or access.
          (h) With respect to each Government Contract required to be listed in Section 3.26(a) of the Company Disclosure Schedule and Government Bid required to be listed in Section 3.26(d) of the Company Disclosure Schedule, the Company warrants that:
               (i) the Company is, and has been in material compliance with all terms and conditions of each Government Contract (including but not limited to all provisions and requirements incorporated expressly, by reference or by operation of law therein) and no event has occurred which, with the passage of time or the giving of notice or both, would result in a condition of material default or breach of contract or a material violation of any applicable law or regulation;
               (ii) to the knowledge of the Company, all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective date, and, to the knowledge of the Company, such representations and certifications have continued to be current, accurate and complete in all material respects to the extent required by the terms of a Government Contract;
               (iii) to the knowledge of the Company, all invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by or on behalf of the Company were current, accurate and complete in all material respects as of their submission dates;
               (iv) the Company has maintained systems of internal controls that are in compliance in all material respects with applicable requirements of the Government Contracts;
               (v) no Government Contract required to be listed in Section 3.26(a) is the subject of a termination for convenience or termination for default;
               (vi) at all times during the past five years, the Company has not received any written demand for cure or show cause regarding performance of a Government Contract or any written (or, to the knowledge of the Company, oral) notice of or claim for or assertion of a condition of default, a breach of contract, or a material violation of a contract requirement (including but not limited to all provisions and requirements incorporated expressly, by reference or by operation of law therein) in connection with a Government Contract or Government Bid;
               (vii) at all times during the past five years, there has not been any material withholding or set-off of any payment by a Governmental Entity or prime contractor or higher-tier subcontractor nor, to the knowledge of the Company, has there been any attempt to materially withhold or set-off, any money due under any Government Contract on any basis, including but not limited to the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Entity or its audit representative; and
               (viii) to the knowledge of the Company, neither the Company nor any of its officers, employees, or affiliates has violated any contractual restriction concerning government procurement, including but not limited to the limitations and prohibitions regarding gratuities, lobbying, employment of or discussions concerning possible employment with current or former officials or employees of a state, local or federal government.
          (i) At all times during the past five years and with respect to any Government Contract or Government Bid required to be listed in Sections 3.26(a), 3.26(b) or 3.26(d) of the Company Disclosure Schedule:
               (i) there have been no document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or any of their respective partners, principals, officers, employees, affiliates, consultants, agents or representatives in connection with or related to information concerning any Government Contract or Government Bid;
               (ii) to the knowledge of the Company, and with the exception of the investigation[s] identified in Section 3.26(i) of the Company Disclosure Schedule, neither the Company nor any of its respective principals, officers, employees, affiliates, or representatives has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Entity with respect to any materially deficient performance or violation of contractual requirements (including but not limited to any faulty performance or work product, mischarging, factual misstatement, failure to act or other omission or alleged irregularity), arising under or relating to any Government Contract or Government Bid (an “External Investigation”);
               (iii) neither the Company nor any other person or entity has conducted any internal audit, review or inquiry in which outside any legal counsel, auditor, accountant or investigator was engaged with respect to any suspected, alleged or possible violation of a requirement of a Government Contract or Government Bid or a possible violation of applicable law or regulation (an “Internal Investigation”) that would reasonably be expected to result in a Company Material Adverse Effect;
               (iv) the Company has not made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led or would reasonably be expected to lead (either before or after the Closing Date), to an Internal Investigation or an External Investigation or any penalty assessment, recoupment of payment, disallowance of cost or other damage; and
               (v) to the knowledge of the Company, the practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs are in compliance with Federal Acquisition Regulations Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent such requirements are applicable, and no audit by a government agent or other customer representative has questioned such costs or identified any other failure to comply with requirements or under the Government Contracts.
          (j) To the knowledge of the Company, neither the Company nor any of its officers, employees, agents, or representatives, before and during their period of employment with the Company, has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any government contract, nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor to the knowledge of the Company has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past 5 years.
          (k) To the knowledge of the Company, no determination has been made by a Governmental Entity that the Company is or was nonresponsible for award of a government contract within the past 5 years, nor to the knowledge of the Company do any circumstances exist that would warrant the institution of debarment, suspension or exclusion proceedings or any finding of nonresponsibility or ineligibility with respect to the Company in the future.
          (l) The Company has no:
               (i) outstanding disputes with or requests for equitable adjustment or claims asserted by or against a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid that would reasonably be expected to result in a Company Material Adverse Effect;
               (ii) knowledge of any facts upon which such a material request for equitable adjustment, claim or dispute under a Government Contract or Government Bid may be based in the future; or

               (iii) assignment of claims with respect to the Government Contracts or Government Bids.
          (m) The Company has not been (and has not been required by law to be) registered with or hold any license from the U.S. Department of State (Office of Defense Trade Controls) or the U.S. Department of Commerce relating to the export or re-export of products, technology, software, services or other information from the United States, and the Company is not required to transfer, obtain or hold any such license to authorize the continuation of its current exporting or other business activities.
“Government Bid” means any bid, offer, proposal or response to solicitation which, if accepted or awarded, would result in the establishment of a Government Contract.
“Government Contract” means any agreement, contract, subcontract, teaming arrangement, joint venture, or other transaction for the purpose of providing goods or services to a Governmental Entity that exists between the Company and (i) any Governmental Entity, (ii) any prime contractor to any Governmental Entity or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).
“Vendor Government Subcontract” means any Contract between the Company and another person or entity for the purpose of obtaining goods or services to be delivered under or used in performance of a Government Contract.
     3.27 Company Expenses. Section 3.27 of the Company Disclosure Schedule sets forth as of the Effective Time, the amount of Expenses (as defined in Section 8.01(a)) incurred or which may be incurred by the Company in connection with the Transactions including, but not limited to, those incurred or which may be incurred by the Financial Advisor and counsel to the Company (other than Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions).
     3.28 State Takeover Statutes. Article 9A of the NCBA is not applicable to the Company. Assuming the accuracy of representations and warranties of Parent and Merger Sub set forth in Section 4.07, no other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other Transactions.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT
     Except as set forth in the disclosure schedule delivered by Merger Sub and Parent to the Company prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), each of Merger Sub and Parent represents and warrants to the Company that:
     4.01 Organization and Qualification. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such governmental approvals would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any effect, circumstance, event, fact, transaction or occurrence that prevents, or is reasonably likely to prevent, Parent’s and Merger Sub’s performance in all material respects of their respective obligations hereunder or their consummation of the Transactions in accordance with the terms hereof.
     4.02 Charter Documents and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws of Parent in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws. Parent has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents) of each subsidiary of Parent in full force and effect as of the date hereof. No subsidiary of Parent is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).
     4.03 Authority Relative to this Agreement. Each of Merger Sub and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the NCBCA). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.
     4.04 No Violation; Required Filings and Consents.
          (a) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of Parent (including Merger Sub), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any Contract applicable to any of them or their respective properties or assets or (iv) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
          (b) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the

Exchange Act, the Securities Act, AmEx, the HSR Act and the rules and regulations thereunder, any filings required pursuant to applicable foreign competition laws and filing and recordation of appropriate documents for the Merger as required by the NCBCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.
     4.05 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.
     4.06 Brokers. Except as set forth in Section 4.06 of the Purchaser Disclosure Schedule, no broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.
     4.07 Beneficial Ownership of Common Shares. As of the date of this Agreement, neither Merger Sub nor Parent, nor any of its respective affiliates or associates, nor any person with which it or any of its affiliates or associates has an agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of capital stock of the Company, is or has been the beneficial owner, directly or indirectly of more than 20% of the outstanding Common Shares within the meaning of Article 9 of the NCBCA.
     4.08 Information Supplied. The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement and any Company Disclosure Document will not, at the time the Proxy Statement or such Company Disclosure Document, as the case may be, is first disseminated to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     4.09 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
     4.10 Other Agreements. As of the date of this Agreement, except as disclosed by Parent to the Company in writing prior to the date of this Agreement, neither Parent nor Merger Sub has entered into any Contract with any officer or director of the Company in connection with the Transactions.
     4.11 Financing. Assuming (a) the accuracy of the representations and warranties of the Company contained in this Agreement and (b) that the indebtedness for borrowed money of the Company and its subsidiaries as of the Effective Time shall not exceed $2,500,000, Parent will obtain and have at the Effective Time, sufficient cash resources that will enable it to pay the aggregate Merger Consideration pursuant to this Agreement and amounts due holders of Options in accordance with the provisions of Section 2.03(b). Parent has provided the Company a copy of the commitment letter from Golden Gate Private Equity, Inc. and the parties named therein addressed to Parent and the Company relating to the financing to be provided in connection with the Transactions (the “Commitment Letter”). The Commitment Letter is in full force and effect as of the date of this Agreement and the Commitment

Letter, or a commitment for replacement financing on terms and conditions no less favorable to the Company, shall be in full force and effect as of the Effective Time.
ARTICLE 5
COVENANTS
     5.01 Interim Operations. Except as expressly contemplated by this Agreement or the Company Disclosure Schedule or as consented to in writing by Parent, which consent, solely, with respect to clauses (e)(iv), (l), (m), (u) or, with respect to the foregoing, clause (z) below, shall not be unreasonably withheld) the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):
          (a) the business and operations of the Company and its subsidiaries shall be conducted only in the ordinary and usual course of business and the Company and its subsidiaries shall use their commercially reasonable efforts to preserve intact their current business organizations and preserve substantially intact the goodwill of those having business relationships with it;
          (b) the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options outstanding prior to the date hereof or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries);
          (c) the Company shall not (i) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (ii) amend or otherwise change its articles of incorporation or bylaws or permit any of its subsidiaries to amend its articles of incorporation, bylaws or equivalent organizational documents or (iii) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock;
          (d) the Company shall not, and shall not permit any of its subsidiaries to, declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company with respect to capital stock);
          (e) except as set forth in Section 5.01(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall (i) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except for increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements listed in Section 5.01(e) of the Company Disclosure Schedule and periodic increases consistent with past practice for employees other than officers and directors of the Company, (ii) subject to the covenants set forth in clause (i) of this Section 5.01(e), enter into any new or materially amend any existing employment, severance or termination agreement with any current or former director, officer or employee of the Company, (iii) except as may be required to comply with applicable law and except as provided in this Agreement, become obligated under any Benefit Plan that was not in existence on the date hereof or materially amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof, (iv) hire any employee (A) except the replacement of any current employee of the Company or any of its subsidiaries whose employment with the Company or any of its subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated employee) or (B) new employees having anticipated annual compensation (including bonuses) not exceeding $100,000 individually or $500,000 in the aggregate, or (v) except as may be required to comply with applicable law and except as provided in this Agreement, pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement);
          (f) the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of inventory or supplies in the ordinary course of business consistent with past practice;
          (g) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets other than (i) pursuant to existing contracts and commitments described in Section 5.01(g) of the Company Disclosure Schedule, (ii) immaterial properties or assets (or immaterial portions of properties or assets) and (iii) inventory in the ordinary course of business consistent with past practice;
          (h) the Company shall not, and shall not permit any of its subsidiaries to, incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than the incurrence of indebtedness under the Company’s existing revolving credit facility up to the limits of such facility as of the date hereof.
          (i) the Company shall not, and shall not permit any of its subsidiaries to, make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity (other than loans between or among the Company and any of its wholly-owned subsidiaries and except for cash advances to employees for reimbursable travel and other reasonable business expenses in the ordinary course of business);
          (j) the Company shall not, and shall not permit any of its subsidiaries to, assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the subsidiaries of the Company permitted under this Agreement;

          (k) neither the Company nor any of its subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than any transaction specifically contemplated by this Agreement or set forth in Section 5.01(k) of the Company Disclosure Schedule);
          (l) the Company shall not, and shall not permit any of its subsidiaries to, (i) enter into, amend, modify or supplement any Material Contract or License Agreement outside of the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder or as set forth in Section 5.01(l) of the Company Disclosure Schedule) or (ii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract, License Agreement or otherwise);
          (m) the Company shall not, and shall not permit any of its subsidiaries to, authorize or make any capital expenditures (other than pursuant to commitments prior to the date hereof disclosed in Section 5.01(m) of the Company Disclosure Schedule) in excess of $750,000 in the aggregate for the Company and its subsidiaries taken as a whole;
          (n) the Company and its subsidiaries shall comply in all material respects with their obligations under the Material Contracts and License Agreements as such obligations become due;
          (o) the Company and its subsidiaries (i) shall continue in force with its existing or other reputable insurance companies, adequate insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (ii) shall not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;
          (p) the Company shall not, and shall not permit any of its subsidiaries to, enter into, amend, modify or supplement any material agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements (i) permitted by Section 5.01(e) hereof or (ii) as otherwise expressly contemplated by this Agreement;
          (q) the Company shall not, and shall not permit any of its subsidiaries to, establish or acquire (i) any subsidiary other than wholly-owned subsidiaries or (ii) subsidiaries organized outside of the United States and its territorial possessions;
          (r) the Company shall not, and shall not permit any of its subsidiaries to, amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except as required by this Agreement;
          (s) the Company shall, and shall cause its subsidiaries to, (i) maintain any real property to which the Company and any of its subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all material taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;
          (t) the Company shall not, and shall not permit any of its subsidiaries to, enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law or as set forth in Section 5.01(t) of the Company Disclosure Schedule;
          (u) the Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any pending or threatened suit, action, claim or litigation (except in the ordinary course of business and with prior written notice to Parent);
          (v) the Company shall not, and shall not permit any of its subsidiaries to, change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of the date hereof, except as may be required as a result of a change in applicable law or in United States generally accepted accounting principles;
          (w) the Company shall not, and shall not permit any of its subsidiaries to, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or the write-off of notes or accounts receivable in any material manner;
          (x) the Company shall not, and shall not permit any of its subsidiaries to, make or change any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Return or settle or compromise any material tax liability;
          (y) the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; and
          (z) the Company shall not, and shall not permit any of its subsidiaries to, agree or commit to do any of the foregoing.
     5.02 Shareholders’ Meeting.
          (a) The Company, acting through the Company Board, shall, in accordance with applicable law and its articles of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Shareholders Meeting”) as soon as practicable following the execution of this Agreement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions and to amend the Company’s articles of incorporation to make the Company’s period of duration perpetual. The Company Board shall (i) recommend to the shareholders of the Company the approval of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger, (iii) take all reasonable lawful action to solicit such approval from the shareholders of the Company and (iv) not withdraw or modify such favorable recommendation, in each case, unless the Company Board, after consultation with independent outside legal counsel, determines in good faith that failing to take such action is necessary for the Company Board to comply with its fiduciary duties under applicable law.
          (b) As soon as practicable following the execution of this Agreement and in connection with the Shareholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) shall give Merger Sub and Parent and their counsel reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Parent and their counsel reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to the terms of Section 5.02(a), use commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the Merger and (v) use commercially reasonable efforts otherwise to comply with all material legal requirements applicable to such meeting.
     5.03 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use all commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use all commercially reasonable efforts to assist the other party in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use all commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Entity as a pre-condition to the approval of the Transactions by any such Governmental Entity. Prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Section 5.03, the proper officers and directors of the Surviving Corporation shall take all such necessary action. Each of the Company and Parent shall bear one half of the cost of any required filing to be made with any Governmental Entities in connection with the Transactions.
     5.04 Access to Information. From the date of this Agreement until the earlier of Effective Time and the date this Agreement is properly terminated in accordance with Article 7, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish Parent, Merger Sub and the Purchaser Representatives with such financial and operating data and such other information with respect to the business and operations of the Company any its subsidiaries as Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request. Parent and Merger Sub will, and will cause the Purchaser Representatives to, hold any such information in confidence in accordance with the terms of the letter agreement, dated February ___, 2007, between the Company and Parent (the “Non-Disclosure Agreement”). No investigation pursuant to this Section 5.04 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. The Company makes no representation or warranty as to the accuracy of any information provided pursuant to this Section 5.04, and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article 3 hereof. The information provided pursuant to this Section 5.04 will be used solely for the purpose of effecting the Transactions and will be governed by all terms and conditions of the Non-Disclosure Agreement.
     5.05 Notification of Certain Matters. Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (d) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (e) any failure of the Company, Merger Sub or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     5.06 Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release substantially in the form attached hereto as Exhibit 5.06 announcing the execution of this Agreement and the Transactions and (b) file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits. Thereafter, each of the parties hereto agrees to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agrees to provide to each other party for review reasonably in advance of the dissemination thereof a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange.
     5.07 Indemnification; Directors’ and Officers’ Insurance.
          (a) The articles of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company’s articles of incorporation and bylaws as in effect at the date hereof (to the extent consistent with applicable law and updated to reflect current references to applicable provisions of the NCBCA), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s articles of incorporation and bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless otherwise required by applicable law.
          (b) Without limiting any additional rights that any director, officer or other employee or agent of the Company may have under any indemnification or other agreement that has been disclosed to Parent, any Benefit Plan or the Company’s articles of incorporation or bylaws, from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the NCBCA or other applicable law, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, (i) an officer or director of the Company or any of its subsidiaries or (ii) an employee or agent of the Company or any of its subsidiaries providing services to or for such director or officer in connection with this Agreement or any of the Transactions (such officers, directors, employees and agents, individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as shareholders or Option holders of the Company) against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities and judgments and amounts that are paid in settlement with the approval of the indemnifying party (collectively, “Indemnified Liabilities”) (but only to the extent such Indemnified Liabilities are not otherwise covered by insurance and paid) incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation (each, a “Proceeding”) to the extent arising out of or pertaining to the fact that such Person is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries, whether asserted or claimed prior to, at or after, the Effective Time. In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards set forth under the NCBCA or other applicable law shall be made jointly by an independent legal counsel selected by the Surviving Corporation and such Indemnified Party, each acting reasonably. The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation), provided that such Indemnified Party undertakes in writing to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the NCBCA or other applicable law with respect to such Proceeding.
          (c) For a period of six years after the Effective Time, the Surviving Corporation shall, and shall cause its subsidiaries to maintain in effect the current directors’ and officers’liability insurance policies maintained by any of the Company and its subsidiaries for the benefit of those Persons who are covered by such policies at the Effective Time with respect to claims arising in whole or in part from matters occurring or allegedly occurring prior to the Effective Time (provided that the Surviving Corporation and its subsidiaries may substitute therefor policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carrier); provided, however, that the Surviving Corporation and its subsidiaries shall first use its reasonable best efforts to obtain a “tail” policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted during the full six-year period referred to above, and only if the Surviving Corporation and its subsidiaries are unable, after exerting their reasonable best efforts, to obtain such a “tail” policy, then the Surviving Corporation and its subsidiaries will be required to obtain such coverage from such carriers in annual policies; and, provided further, that if the existing policies expire or are terminated or canceled during such six-year period, each of the Surviving Corporation and its subsidiaries shall use its reasonable best efforts to obtain substantially similar policies with reputable carriers having a rating comparable to the Company’s current carrier. The Surviving Corporation and its subsidiaries, as the case may be, shall not be required in any event to spend for such coverage an aggregate amount in excess of 300% of the annual premium therefor as of the date of this Agreement, and if, during such six-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of 300% of the current annual premium therefor, the Surviving Corporation and its subsidiaries, as the case may be, shall use all reasonable best efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for an amount equal to 300% of the current annual premium therefor, on terms and conditions substantially similar to the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance.
          (d) The Surviving Corporation shall honor and perform in accordance with their terms all indemnification agreements identified on Section 5.07 of the Company Disclosure Schedule and in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand.
          (e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.
          (f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.07.
     5.08 Further Assurances; Reasonable Efforts.
          (a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.
          (b) Without limiting the foregoing, subject to the terms and conditions of this Agreement, the Company will use all reasonable efforts to take, and will cause each of its subsidiaries to use all reasonable efforts to take, all reasonable actions necessary (i) to comply promptly with all legal requirements which may be imposed on the Company or any of its subsidiaries with respect to the Merger, (ii) to cooperate promptly with and furnish information to Merger Sub and Parent in connection with any such requirements imposed upon Merger Sub or Parent in connection with the Merger and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by the Company or any of its subsidiaries in connection with this Agreement, the Merger and the other Transactions.
          (c) Parent shall keep the Company reasonably apprised of any Contract entered into with any officer or director of the Company in connection with the Transactions.
     5.09 No Solicitation.
          (a) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, the Company, its subsidiaries and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.09(f)) (it being understood that actions taken pursuant to the requirements of this Agreement shall not be deemed “encouragement” for purposes of the foregoing covenant and that the Company may make disclosures of non-public information to the extent it is required to make such disclosures pursuant to applicable law or Contracts in existence as of the date of this Agreement), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or otherwise cooperate in any way with, or assist or participate in, or facilitate any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) to make or effect an

Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, or (iv) authorize or permit any Company Representative to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the Company Board, prior to approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, from, subject to compliance with Section 5.09(c), furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section 5.09) if (A) the Company Board determines in good faith after consultation with independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.09(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes) with terms no less favorable to the Company than those contained in the Non-Disclosure Agreement. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in this Section 5.09(a) by any Company Representative, whether or not acting on behalf of the Company or any of its subsidiaries or any of their affiliates, shall be deemed to be a breach of this Section 5.09 by the Company.
          (b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in Section 5.09(a), the Company Board may, prior to the approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, subject to compliance with Section 5.09(c), terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board shall have determined in good faith after consultation with independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties under applicable law.
          (c) The Company (i) will promptly (but in any event within two business days) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for non-public information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Parent informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 5.09(a), the Company Board shall promptly (but in any event within one day) notify Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Company Board shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least three business days (the “Three Day Period”) prior to taking any of the actions referred to in Section 5.09(b), the Company Board shall notify Parent of any such action it proposes to take and, during the Three-Day Period, the Company Board or the Special Committee, as applicable, shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Common Shares that Parent may make prior to or during the Three-Day Period.
          (d) Nothing contained in this Agreement shall prevent the Company from (i) complying with Rules 14e-2 and 14d-9 under the Exchange Act with regard to a tender or exchange offer, (ii) making a “stop-look-and-listen” communication to its shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act and (iii) making such other disclosures to the Company’s shareholders, and take such other actions, as are required by Law (provided however, with respect to each of the foregoing clauses (i), (ii) and (iii), that neither the Company, the Company Board nor the Special

Committee shall, except as permitted by Section 5.09(b), propose to approve or recommend any Acquisition Proposal).
          (e) The Company and each of its subsidiaries shall immediately cease and cause its affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or its representatives.
          (f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of the total assets of the Company or any of its subsidiaries, in a single transaction or series of transactions, other than the sale of inventory in the ordinary course of business (ii) any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company, in a single transaction or series of transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or (v) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.
          (g) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal by a Person to acquire 100% of the outstanding equity securities of the Company or all or substantially all of the assets of the Company and its subsidiaries that (i) the Company Board has determined in good faith, after consultation with the Financial Advisor or any other independent financial advisor of recognized reputation, is more favorable from a financial point of view to the Company’s shareholders, in their capacity as shareholders, than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated without undue delay (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections)) and for which the Person making such Acquisition Proposal has delivered satisfactory written evidence to the Company Board of readily available cash on hand or financing commitments required to consummate such Acquisition Proposal.
     5.10 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates or Integrity Brands, Inc. or its affiliates). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction except to the extent that the Company Board determines in good faith, after consultation with independent outside counsel that taking any such action would cause the Company Board not to comply with its fiduciary duties under applicable law.
     5.11 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall file on a timely basis all Future SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such Future SEC

Reports, which Future SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such Future SEC Reports.
     5.12 Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Shares from the AmEx and (ii) to terminate the registration of the Common Shares under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.
     5.13 Cooperation with Financing. The Company shall provide, and shall cause its subsidiaries and the Company Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent and its subsidiaries or the Surviving Corporation in connection with the Transactions (the “Financing”) including, without limitation, (a) promptly providing to Parent’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Parent or Parent’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the Transactions, (b) making the Company’s senior officers and other Company Representatives reasonably available to Parent’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Parent’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing. Notwithstanding anything to the contrary contained in this Section 5.13, each of Parent and Merger Sub acknowledge and agree that obtaining financing for the Transactions shall not be a condition to Parent’s or Merger Sub’s obligations set forth in this Agreement and any action taken by the Company, its subsidiaries and the Company Representatives pursuant to this Section 5.13 shall not be deemed to be a breach of Section 5.09(a).
     5.14 Shareholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, Parent or Merger Sub, as applicable, and their directors relating to the Transactions. The Company agrees that it will not settle any litigation against the Company or any of its directors by any shareholder of the Company relating to this Agreement or the Merger, without the prior written consent of Parent. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger.
     5.15 Conveyance Taxes. Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its subsidiaries in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.
     5.16 Special Meeting. The Company shall take no action to call a special meeting of shareholders of the Company without the prior consent of Parent unless compelled by legal process, except in accordance with this Agreement or unless and until this Agreement has been terminated in accordance with its terms.

     5.17 State Takeover Laws. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the Transactions, including the Merger, of any state takeover law.
     5.18 Employee Matters.
          (a) The Surviving Corporation shall honor, in accordance with their terms, all of the Benefit Plans.
          (b) The Surviving Corporation and its subsidiaries shall (i) credit all service with the Company and any of its subsidiaries (including service recognized by the Company or any of its subsidiaries for service with other Persons) for purposes of eligibility, vesting and, with respect to vacation and severance entitlement only, beneficial accrual under any employee benefit plan, policy or program applicable to employees of the Surviving Corporation or any of its subsidiaries after the Effective Time to the extent recognized by the Company under a corresponding Benefit Plan, (ii) in the plan year in which the Closing occurs, use reasonable efforts to waive any pre-existing condition or limitation or exclusion with respect to employees of the Company or any of its subsidiaries under any group health plan or other welfare benefit plan to the extent waived or satisfied under an analogous Benefit Plan as of the Closing Date, and (iii) in the plan year in which the Closing occurs use reasonable efforts to recognize the dollar amount of all expenses incurred by employees of the Company or any of its subsidiaries and their dependents for purposes of deductibles, co-payments and maximum out-of pocket limits under any group health plan to the extent recognized under an analogous Benefit Plan as of the Closing Date.
          (c) Nothing in this Section 5.18 or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. This Section 5.18 is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
     6.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:
          (a) Company Shareholder Approval. The Merger, through the adoption of this Agreement, shall have been approved by the shareholders of the Company in accordance with the NCBCA, the Company’s articles of incorporation and its bylaws.
          (b) No Orders and Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

          (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or terminated.
     6.02 Conditions to Obligations of Merger Sub and Parent. The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent, acting under the direction of its board of directors, in writing prior to the Effective Time:
          (a) Representations and Warranties. The Identified Company Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Company Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties, determined without regard to any materiality or Company Material Adverse Effect qualifier contained therein, taken together has had, or could reasonably be expected to have, a Company Material Adverse Effect. “Identified Company Representations” means the representations and warranties of the Company set forth in Section 3.03(a), Section 3.04, Section 3.10(b), Section 3.12, Section 3.19, Section 3.20, Section 3.27 and Section 3.28.
          (b) Covenants and Agreements. The Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time, other than the agreements and covenants set forth in Section 5.01(h). The Company shall have, in all respects, complied with the agreements and covenants set forth in Section 5.01(h).
          (c) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties (i) necessary for the consummation of the Transactions and (ii) as otherwise set forth in Section 6.02(c) of the Company Disclosure Schedule have been obtained, all on terms and conditions reasonably satisfactory to Parent (but in any event, in the case of any consent required in connection with any such Contract, on terms and conditions materially no less favorable than those in existence as of the date hereof).
          (d) No Company Material Adverse Effect. Since the date of this Agreement, no effect, event or change shall have occurred which has had, or could reasonably be expected to have, a Company Material Adverse Effect.
          (e) Borrowings. The Company and its subsidiaries shall not be liable (directly or as a guarantor) for indebtedness for borrowed money in excess of $2,500,000 (other than additional indebtedness the Company may incur under its existing revolving credit facility up to the limits of such facility as of the date hereof in connection with (i) increased purchasing requirements arising in connection with the supply of products that were not included in the assumptions underlying the Company’s budget provided to Parent or (ii) additional borrowings made with the prior written consent of Parent, which consent shall not be unreasonably withheld).
          (f) No Litigation. There shall not be pending by or before any Governmental Entity any suit, action or proceeding challenging or seeking (i) to restrain or prohibit the consummation of the

Merger or any of the other Transactions, (ii) to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other Transactions, (iii) to cause any of the Transactions to be rescinded following consummation or (iv) to impose limitations on the ability of Parent, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the shareholders of the Company.
          (g) Dissenters. The holders of not more than 3% of the outstanding Common Shares shall have made and not withdrawn demands for payments for their Common Shares in accordance with Article 13 of the NCBCA.
          (h) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.
          (i) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s shareholders approving this Agreement and (iii) the articles of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.
     6.03 Conditions to Obligation of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:
          (a) Representations and Warranties. The Identified Purchaser Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Purchaser Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Purchaser Representation, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties, determined without regard to any materiality or Purchaser Material Adverse Effect qualifier contained therein, taken together has had, or could reasonably be expected to have, a Purchaser Material Adverse Effect. “Identified Purchaser Representations” means the representations and warranties of Parent and Merger Sub in the first sentence of Section 4.11.
          (b) Covenants and Agreements. Each of Merger Sub and Parent shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.
          (c) Certified Copies. At the Closing, Merger Sub and Parent shall deliver certified copies of (i) the resolutions duly adopted by each of Merger Sub’s and Parent’s boards of directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by Merger Sub’s shareholders approving this Agreement and the Transactions and (iii) articles of incorporation and bylaws of Merger Sub and the certificate of incorporation and the bylaws of Parent as then in effect immediately prior to the Effective Time.
ARTICLE 7
TERMINATION
     7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent and Merger Sub, acting under the direction of their respective boards of directors.
     7.02 Termination by Merger Sub, Parent or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by either Merger Sub and Parent, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, acting under the direction of the Company Board, if:
          (a) any Governmental Entity shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Common Shares pursuant to the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform its obligations under Section 5.08(b)(iii) or the proviso contained in Section 6.01(b);
          (b) the Merger shall not have been consummated on or before May 31, 2007, provided, however, that if at such time all conditions of each party hereunder to effect the Merger have been satisfied or waived in writing except the condition set forth in Section 6.01(a) and if at such time the Company has not held the Shareholder Meeting as a result of the Proxy Statement not having been cleared by the SEC in time to permit such meeting to be held by such date, such date shall be extended for a period of 45 days (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Expiration Date and such failure constitutes a material breach of this Agreement;
          (c) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or
          (d) the shareholders of the Company shall not have approved this Agreement by the vote required therefor under the NCBCA at the Shareholder Meeting or at any adjournment or postponement thereof or by written consent.
     7.03 Termination by Merger Sub and Parent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by action of the board of directors of Merger Sub and the board of directors of Parent, if:
          (a) the Company shall have breached any of its covenants or other agreements set forth in this Agreement such that the closing condition set forth in Section 6.02(b) would not be satisfied or there exists a breach of any of its representations or warranties set forth in this Agreement such that the closing condition set forth in Section 6.02(a) would not be satisfied (a “Terminating Company Breach”) and such Terminating Company Breach is not cured within 15 days after notice thereof is received by the Company (provided that the Company shall not be entitled to any cure period for any breach of Section 5.09 hereof);
          (b) (i) the Company Board withdraws or modifies in a manner adverse to Merger Sub and Parent its approval and favorable recommendation of this Agreement and the Merger (it being understood and agreed that any “stop-look-and-listen” communication to the Company’s shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall not be deemed to constitute a withdrawal or modification of such recommendation), (ii) the Company Board fails to reconfirm such approval and favorable recommendation within four business days after a written request by Merger Sub and Parent to do so, (iii) the Company Board shall have approved or recommended to the shareholders of the Company any Acquisition Proposal, (iv) the Company fails to call the Shareholders Meeting or fails to mail the Proxy Statement within five business days after being cleared by the SEC or fails to include in such statement the favorable recommendation referred to above or (v) the Company, the Company Board or the Special Committee resolves to do any of the foregoing; or
          (c) as of three (3) business days prior to the Expiration Date, the Shareholder Meeting has not been held, it being understood and agreed that the Special Meeting shall not be deemed to be held unless a quorum exists at that meeting for the purpose of taking action to approve this Agreement.
     7.04 Termination by the Company. This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned:
          (a) if, at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, Merger Sub or Parent shall have breached any of their respective covenants or other agreements set forth in this Agreement such that the closing conditions set forth in Section 6.03(b) would not be satisfied or there exists a breach of any of their respective representations or warranties set forth in this Agreement such that the closing conditions set forth in Section 6.03(a) would not be satisfied (a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach is not cured within 15 days after notice thereof is received by Merger Sub and Parent; or
          (b) at any time prior to the approval of this Agreement by the shareholders of the Company, pursuant to and in accordance with Section 5.09(b) (provided that the Company shall have complied with the provisions of Section 5.09, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Parent required by Section 8.01).
     7.05 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, shareholders, affiliates and agents, other than the provisions of Sections 7.05, 8.01 (if applicable), 8.02 and 8.07.

ARTICLE 8
MISCELLANEOUS
     8.01 Payment of Fees and Expenses.
          (a) Except as expressly set forth herein, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof.
          (b) If this Agreement is terminated pursuant to Section 7.03(a), Section 7.03(c) or Section 7.02(d), the Company shall pay all of the reasonable out-of-pocket Expenses of Parent and Merger Sub incurred in connection with this Agreement as reimbursement (in an amount not to exceed $500,000). If this Agreement is terminated pursuant to Section 7.04(a) or pursuant to Section 7.02(d) if Parent or Merger Sub are in breach of Section 4.07 and the Merger becomes subject to Article 9 of the NCBCA as a result of such breach, Parent shall pay all of the reasonable out-of-pocket Expenses of the Company incurred in connection with this Agreement as reimbursement (in an amount not to exceed $500,000).
          (c) If this Agreement is terminated by the Company or by Parent or Merger Sub pursuant to Section 7.02(b), Section 7.02(d) or Section 7.03(c) and prior to such termination an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries (unless in the case of termination pursuant to Section 7.02(d), such Acquisition Proposal is publicly withdrawn at least five business days prior to the Shareholder Meeting) and the Company consummates any Acquisition Proposal within 12 months of the date of such termination or, in the event the Company enters into a transaction agreement with respect to, but does not consummate, an Acquisition Proposal within such 12 month period, if the Company consummates any Acquisition Proposal within 12 months following the date of such agreement (a “Trigger Event”), then, concurrently with such Trigger Event, the Company shall pay to Parent the Break Up Fee (as defined below) less, in the case of a termination pursuant to Section 7.02(d) or Section 7.03(c), any amounts actually paid to Parent and Merger Sub pursuant to Section 8.01(b) above.
          (d) If this Agreement is terminated (i) by Parent and Merger Sub pursuant to Section 7.03(b) or (ii) by the Company pursuant to Section 7.04(b), then, in any such case (i) or (ii), concurrently with any such termination of this Agreement, the Company shall pay to Parent the Break Up Fee (as defined below). “Break Up Fee” means cash in immediately available funds in an amount equal to $900,000.
          (e) All amounts payable by the Company to Parent or by Parent to the Company under this Section 8.01 shall be paid in cash and in immediately available funds to such account as the receiving party may designate in writing to the paying party.

          (f) Subject to the parties’ rights granted under Section 8.11 prior to any termination of this Agreement, the parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions, constitute liquidated damages and not a penalty and provide the sole and exclusive remedy of each party hereto in connection with the circumstances giving rise to such party’s right to terminate the Agreement.
     8.02 Survival. The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2 and Sections 5.07 and Article 8 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.
     8.03 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of the Company and before the Effective Time; provided, however, that after any such approval, there shall not be made any amendment that reduces or adversely affects the manner or timing of payment of the Merger Consideration or the payment for Options contemplated by Section 2.02 or the establishment or maintenance of the Payment Fund. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.
     8.04 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof other than the Non-Disclosure Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     8.05 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.
     8.06 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Merger Sub:

Wasatch Boot Holdings, Inc.
Wasatch Merger Sub, Inc.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111
Attention: Ken Diekroeger
Facsimile No.: (415) 627-4501

with a copy to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104
Attention: Stephen Oetgen and Jeremy Veit
Facsimile No.: (415) 439-1500

If to the Company:

Wellco Enterprises, Inc.
150 Westwood Circle
Waynesville, NC 28786
Attention: Chief Executive Officer
Facsimile No.: (828) 456-3547

with a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street
Suite 1900
Charlotte, NC 28246
Attention: Stephen M. Lynch and Benjamin W. Baldwin
Facsimile No.: (704) 373-3955
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.
     8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     8.08 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     8.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.
8.10 Certain Definitions. As used in this Agreement:
          (a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) the term “knowledge,” of any person which is not an individual means the actual knowledge of such person’s executive officers;
          (c) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and
          (d) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     8.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.12 Company Disclosure Schedule. Information disclosed in any section of the Company Disclosure Schedule shall be deemed to constitute disclosure for purposes of all other applicable sections of the Company Disclosure Schedule without repetition or cross-reference, provided it is reasonably apparent from the content of the disclosure that the disclosure applies to such other section or sections.
     8.13 Extension; Waiver At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     8.14 Third-Party Beneficiaries. Except for the provisions of Section 5.07 this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.
     8.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

WELLCO ENTERPRISES, INC.

By:	/s/ Lee Ferguson
Name:	Lee Ferguson
Title:	President and Chief Executive Officer

WASATCH MERGER SUB, INC.

By:	/s/ Jesse Rogers
Name:	Jesse Rogers
Title:	President

WASATCH BOOT HOLDINGS, INC.

By:	/s/ Jesse Rogers
Name:	Jesse Rogers
Title:	President
SIGNATURE PAGE TO MERGER AGREEMENT